Exhibit (a)(5)(viii)

FOR IMMEDIATE RELEASE

ICAHN EXTENDS TENDER OFFER FOR LIONS GATE COMMON SHARES

New York, New York, October 28, 2010

Contact: Susan Gordon (212) 702-4309

Carl C. Icahn announced today that the offer by his affiliated entities to purchase up to all of the outstanding common shares of Lions Gate Entertainment Corp. for $7.50 per share in cash has been extended and will now expire at 11:59 p.m., Vancouver time, on November 12, 2010, unless further extended or withdrawn.

On October 28, 2010, Lions Gate filed a lawsuit in the United States District Court for the Southern District of New York against Carl Icahn, Brett Icahn and various other members of the Icahn Group. Attached is a copy of the complaint. The members of the Icahn Group believe that Lions Gate’s lawsuit and its claims are completely without merit.

The terms and conditions of the tender offer are set forth in an Offer to Purchase, Letter of Transmittal and other related materials that have been distributed to holders of Lions Gate’s common shares and were filed with the SEC as exhibits to the Icahn Group’s amended Schedule TO and with the Canadian securities authorities on SEDAR. As of the close of business on October 28, 2010, 4,368,772 Lions Gate common shares had been tendered in the offer. Shareholders with questions about the tender offer may call D.F. King & Co., Inc., the Information Agent, toll-free at 800-859-8511 (banks and brokers call 212-269-5550).

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE NOR A SOLICITATION FOR ACCEPTANCE OF THE OFFER DESCRIBED ABOVE. THE OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT THE ICAHN GROUP HAS FILED WITH THE SEC AS EXHIBITS TO ITS AMENDED SCHEDULE TO AND WITH THE CANADIAN SECURITIES AUTHORITIES ON SEDAR AND HAS DISTRIBUTED TO HOLDERS OF COMMON SHARES. HOLDERS OF COMMON SHARES SHOULD READ CAREFULLY THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE OFFER. HOLDERS OF COMMON SHARES MAY OBTAIN A FREE COPY OF THE AMENDED TENDER OFFER STATEMENT ON SCHEDULE TO, THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER DOCUMENTS THAT THE ICAHN GROUP HAS FILED (1) WITH THE SEC AT THE SEC’S WEB SITE AT WWW.SEC.GOV AND (2) WITH THE CANADIAN SECURITIES AUTHORITIES ON SEDAR AT WWW.SEDAR.COM.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE SHAREHOLDERS OF LIONS GATE ENTERTAINMENT CORP. (“LIONS GATE”) FOR USE AT THE NEXT MEETING OF SHAREHOLDERS OF LIONS GATE AT WHICH INDIVIDUALS WILL BE ELECTED TO THE BOARD OF DIRECTORS OF LIONS GATE, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO SHAREHOLDERS OF LIONS GATE AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT WWW.SEC.GOV AND ON SEDAR AT WWW.SEDAR.COM. INFORMATION RELATING TO PARTICIPANTS, OTHER THAN BRETT ICAHN, IN SUCH PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE TO FILED WITH THE SEC ON JULY 20, 2010 AND INFORMATION RELATING TO BRETT ICAHN IS CONTAINED IN THE SCHEDULE 14A FILED WITH THE SEC ON JULY 20, 2010.

JUDGE BAER

UNITED STATES DISTRICT COURT

SOUTHERN DISTRICT OF NEW YORK

LIONS GATE ENTERTAINMENT CORP.,

Plaintiff,

Civ, Action No.

vs.

CARL C. ICAHN, BRETT ICAHN, ICAHN PARTNERS LP,

HIGH RIVER LIMITED PARTNERSHIP, HOPPER

INVESTMENTS LIC, BARBERRY CORP., ICAHN

ONSHORE LP, ICAHN OFFSHORE LP, ICAHN CAPITAL

LP, IPH GP LIC, ICAJIN ENTERPRISES HOLDINGS L.R,

JCAHN ENTERPRISES G.P. INC., and BECKTON CORP.,

Defendants.

- x — COMPLAINT

Plaintiff Lions Gate Entertainment Corp. (“Lionsgate”) by its undersigned counsel alleges, upon knowledge as to itself and its own acts and upon information and belief as to all other matters, as follows against Carl C. Icahn (“Icahn”), Brett Icahn, and the other defendants named above (collectively, the “Icahn Group”):

OVERVIEW

1. In March 2010, corporate raider Carl Icahn declared his intent to take control of Lionsgate, a leading independent film and television studio that produces critically acclaimed hits such as the Oscar-winning Precious and the Emmy-winning “Mad Men.” kahn based his campaign for control on the charge that Lionsgate’s management was imprudently pursuing merger transactions, above all what he characterized as a “misguided strategy” of acquiring legendary film studio Metro-Goldwyn-Meycr, Inc. (“MGM”) that would end in “oblivion” and “bankruptcy.”

2. It turns out that Icahn has been misleading Lionsgate and its shareholders all along. While urging Lionsgate shareholders to support his takeover campaign —. either by tendering their stock or supporting his planned proxy contest to ensure that Lionsgate did not pursue what he called a ‘deiusional” MGM transaction, Icahn was quietly amassing a huge position in MGM debt with the undisclosed intention of reaping profits from both sides in an eventual merger. Now, having acquired substantial holdings in both MOM debt and Lionsgate shares, he is aggressively promoting a merger between Lionsgate and MGM.

3. In short, at the same time Icahn was telling the investing public that a Lionsgate-MGM transaction would be a financial debacle, he was secretly plotting to merge the two studios — but only after he had acquired a sufficiently large position in both companies at depressed prices to ensure that he maximized his own profits.

4. In March, shortly after the Icahn Group launched its first tender offer for all of Lionsgate’ s outstanding shares, Icahn began publicly attacking the possibility of a merger between Lionsgate and another film studio. He repeatedly ridiculed the idea of a merger between Lionsgate and MGM, a storied studio with a vast film library but few new movies in its production pipeline, likening it to “tying two one—legged men together.” And in June, aware that Lionsgate was then in advanced merger negotiations with two studios, he publicly threatened to sue any company (including MOM) that entered into a transaction with Lionsgate — because, he said, a deal with a third party would interfere with his plan to gain control of Lionsgate. The talks fell apart.

5. Recent developments have revealed that Icahn was playing a double game. While publicly denouncing a merger with MGM as foolish and MGM itself as a dinosaur with a decaying library, Icahn was buying up MGM’s privately traded debt. By the early fall, he had amassed more than 10% of MGM’s approximately $4 billion in debt — enough to give him a prominent voice among the creditors running the financially distressed studio. At the same time, through his tender offers, he increased his stake in Lionsgate from approximately 19% in March to approximately 33% by late September.

6. Icahn established this position in Lionsgate by falsely telling Lionsgate shareholders he would block an MGM deal as “delusional.” Millions of Lionsgate shares were tendered into the Icahn offer on that basis. But it was not true. Icahn was in fact privately planning to orchestrate an MGM transaction for his own benefit.

7. Icahn opposed a merger with MGM not because it was bad for Lionsgate shareholders. but because it was good — so good, in fact, that he wanted to postpone it until he could buy as much of both companies as he could and thus extract for himself as much of the value stemming from the merger as possible. Similarly, his threats to sue Lionsgate’s potential merger partners were nothing more than blocking tactics designed to preclude a transaction until Icahn could reap the maximum financial benefit for himself. By publicly criticizing a LionsgateMGM merger and bullying potential merger partners while failing to disclose his own purchases of privately traded MGM debt, Icahn kept Lionsgate shareholders in the dark about the ultimate likelihood and value of a merger between Lionsgate and another studio and misleadingly induced them to tender their shares into his inadequate tender offer.

8. Completely contradicting his prior disclosures, Icahn has now launched a full- court press to cause MGM to merge with Lionsgate. On October 12, Icahn finally admitted that he holds a “significant position[J” in MGM debt. And within the past week, Icahn has made a series of offers to other holders of MGM debt to acquire effective control of MGM, with the apparent intent of engineering an MGM-Lionsgate deal. These actions confirm that Icahn has been seeking control of Lionsgate with an undisclosed plan to complete an MGM transaction — the very transaction he ridiculed for months — on terms that benefit him as a major MGM debtholder. But Icahn still has not disclosed material information to which shareholders considering his pending tender offer or his proxy solicitations are entitled. Lionsgate shareholders are being asked to decide whether to hand Icahn control of their company. They are entitled to know all material facts about his plans and proposals for Lionsgate, including his course of dealing in MOM debt or other securities, his true views and intentions regarding a potential MGM transaction, and the extent to which his financial interests, as a major MOM debtholder, are not aligned with those of ordinary Lionsgate shareholders.

9. As detailed below, the Icahn Group has furthered its plan to merge Lionsgate and MGM at a time when it could extract the maximum financial benefit for itself by filing materially false and misleading statements with the Securities and Exchange Commission relating to its stockholdings in Lionsgale, its tender offers for Lionsgate shares, including a pending offer set to expire on November 1, and its proxy solicitations of Lionsgate shareholders, including a current solicitation for the election of its nominees to the board of directors at the annual shareholders’ meeting, expected to occur in December. In addition, the Icahn Group has violated provisions of the federal securities laws requiring it to make tender offers to all Lionsgate shareholders on the same terms and to make full disclosure of its plans for Lionsgate. It has also tortiously interfered with Lionsgate’s prospective business relations with potential merger partners.

10. By engaging in this misconduct, the defendants violated Sections 13(d), 14(a),

14(d), and 14(e) of the Securities Exchange Act of 1934, as amended (the “34 Act”), 15 U.S.C. § 78m(d) & 78n(a), (d), (e), Rules 13d-l, 14a-9, 14d-6(d), and 14d-l0 thereunder, 17 C.F.R. § 240.1 3d- 1, 240. 14a-9, 240.1 4d-6(d) & 240.1 4d- 10, and state tort law. Lionsgate seeks preliminary and permanent injunctive relief on behalf of itself and its shareholders and money damages compensating it for the Icahn Group’s tortious interference in its prospective business relations with potential merger partners.

JURISDICTION AND VENUE

11. This Court has subject-matter jurisdiction over this action pursuant to 28 U.S.C. § 1331, Section 27 of the ‘34 Act, 15 U.S.C. § 78aa, and 28 U.S.C. § 1367W

12. Venue is proper in this district under Section 27 of the ‘34 Act, 15 U.S.C. § 78aa, and under 28 U.S.C. § 1391.

13. All of the defendants reside in this district. Moreover, the Icahn Group’s contacts with this forum are substantial and directly related to this dispute. Its contacts include its transaction of business in this district, including a substantial portion of the activities that give rise to Lionsgate’s claims in this action; its publication and transmittal of misleading and

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inaccurate SEC filings from and into this district and the purposeful transmission from and into this district of communications relating to the Icahn Group’s tender offers, in each case through the means or instrumentalities of interstate commerce; and its hostile attempt to acquire Lionsgate, a corporation traded on the New York Stock Exchange.

THE PARTIES

14. Plaintiff Lionsgate is a corporation organized under the laws of British Columbia, Canada, with its headquarters in Santa Monica, California. Lionsgate’s common shares are registered pursuant to Section 12 of the ‘34 Act, 15 U.SC. § 781, and are traded on the New York Stock Exchange.

15. Defendant Carl C. Icahn is an investor who resides in New York, New York. Icahn directly or indirectly controls all of the other defendants

16. Defendant Brett Icahn is Carl Icahn’s son. He is an investment analyst for the Icahn Group and resides in New York, New York.

17. Defendant Icahn Partners LP is a limited partnership organized under the laws of Delaware with its principal place of business in White Plains, New York.

18. Defendant High River Limited Partnership is a limited partnership organized under the laws of Delaware with its principal place of business in White Plains, New York.

19. Defendant Hopper Investments LIC is a limited liability company organized under the laws of Delaware with its principal place of business in White Plains, New York.

20. Defendant Barberry Corp. is a corporation organized under the laws of Delaware with its principal place of business in White Plains, New York.

21. Defendant Icahn Onshore LP is a limited partnership organized under the laws of Delaware with its principal place of business in White Plains, New York.

22. Defendant Icahn Offshore LP is a limited partnership organized under the laws of Delaware with its principal place of business in White Plains, New York.

23. Defendant Icahn Capital LP is a limited partnership organized under the laws of Delaware with its principal place of business in White Plains, New York.

24. Defendant IPH OP LIC is a limited liability company organized under the laws of Delaware with its principal place of business in White Plains, New York.

25. Defendant Icahn Enterprises Holdings L.P. is a limited partnership organized under the laws of Delaware with its principal place of business in White Plains, New York.

26. Defendant Icahn Enterprises G.P. Inc. is a corporation organized under the laws of Delaware with its principal place of business in White Plains, New York.

27. Defendant Beckton Corp. is a corporation organized under the laws of Delaware with its principal place of business in White Plains, New York.

FACTUAL ALLEGATIONS

A. Lionsgate’s success story

28. Since its founding in 1997, Lionsgate has established a track record of producing major commercial and critical hits for both the small and silver screens. Approximately 70% of its theatrically released films are profitable one of the highest success rates in the industry. Its successful films include American Pyscho, Crash, Monster’s Bali and the Saw horror franchise. Among its more recent box office hits are The Expendabies, The Last Exorcism, Tyler Perry’s Why Did I Get Married Too, and Precious. Lionsgate also produces successful and critically acclaimed television series such as “Mad Men,”“Weeds” and “Nurse Jackie” and distributes Tyler Perry’s popular “House of Payne” and “Meet the Browns” shows. Lionsgate’s television revenues have grown exponentially in the past ten years, from $8 million in fiscal 1999 to more than $350 million in fiscal 2010. Lionsgate earns substantial revenues from the distribution of its library of films, television programs, and other content through a variety of media, including video-on-demand and other new digital delivery services.

29. Lionsgate is guided by a management team with longtime experience at the company and in the industry. Jon Feltheimer, its chief executive officer since 2000, has worked in the entertainment industry for 25 years. During his tenure, the company’s revenues have grown nearly tenfold from $183 million in fiscal 2000 to $1.6 billion in fiscal 2010. During the same period, Lionsgate’s stock price has appreciated 196%, compared with a 26% decline in the

S&P 500 and a 50% decline in the S&P 500 Media Index, and its market capitalization has surged from $70 million to $985 million.

B. Icahn, his son, and their record in the entertainment industry

30. Carl Icahn is a corporate raider who has made billions of dollars breaking up companies, often at the expense of ordinary shareholders. He does not have a record of success in the entertainment industry. In September 1997, Icahn formed Stratosphere Entertainment, a financial failure that ceased activities in 2000. Its most significant film, Hideous Kinky, lost millions of dollars. Icahn’s other major foray into the entertainment industry, an attempt to exercise control of Blockbuster, Inc., ended in disaster for the company’s other shareholders. Between May 2005, when Icahn obtained a seat on Blockbuster’s board of directors, and January 2010, when he resigned, Blockbuster’s share price plummeted from $1005 to $0.40 per share — a 96% decline in value. On September 23, 2010, Blockbuster filed for Chapter 11 protection. While other Blockbuster shareholders lost the entire value of their investment and any equity stake in the company, Icahn maneuvered a soft landing for himself by accumulating as much as a third of the company’s distressed debt while its share price collapsed. According to Reuters, a group of hedge fund bondholders led by Icahn will control Blockbuster when it exits bankruptcy. See Caroline Hunter, Blockbuster Seeks Turnaround in Bankruptcy, Reuters (Sept. 23, 2010), http:/Jwww,reuters.comlarticIc/idUSTRE68M 10320100923 (last visited Oct. 27, 2010).

31. Brett Icahn is Carl Icahn’s son He is 30 years old and works for his father as an investment analyst. He has no experience in the financial management of studios or the creative development of films and television shows, and he has never served on the board of a company in which his father did not have an investment.

C. Icahn sets his sights on acquiring control of Lionsgate and begins a pattern of inadequate and misleading disclosure

32. On October 20, 2008, the Icahn Group disclosed in a Schedule 13D that it had acquired 9.17% of Lionsgate's outstanding common shares at prices as high as $8.46 per share. Form SC 13D, Item 5 (Oct. 20, 2008). It stated that it had "acquired the Shares in the belief that the Shares were undervalued" and that it "may, from time to time and at any time, acquire additional Shares." *Id.* Item 4.

33. On February 23, 2009, the Icahn Group filed an amended Schedule 13D disclosing that it had increased its stake to 14.28%. Form SC 13D/A, Item 5 (Feb. 23, 2009). In the filing, the Icahn Group also acknowledged that it "may seek to add [its] nominees" to the Lionsgate board by adding seats or removing current directors, and that it might do so at the next annual meeting of shareholders or at a special meeting it called. *Id.* Item 4.

34. The Icahn Group continued to purchase Lionsgate shares over the next twelve months. On February 16, 2010, the Icahn Group disclosed that it held 18.87% of Lionsgate's outstanding shares and that it planned to make a tender offer of $6.00 in cash per share for up to 13,164,420 of Lionsgate's common shares. Form SC 13D/A, Item 5 and Ex. 1 (Feb. 16, 2010). The announcement noted that if the tender offer was successful, the Icahn Group's stake in Lionsgate would grow to 29.9%. *Id.* Ex. 1. Nevertheless, two days later, Icahn flatly stated during an interview on CNBC, "We are not looking to take control of Lionsgate."

35. On March 1, 2010, the Icahn Group commenced the tender offer, which it set to expire on April 6, 2010. Form SC TO-T (also designated Form SC 13D/A), Ex. (a)(1)(i), at 1 (Mar. 1, 2010). In the Schedule TO the Icahn Group filed the same day, it maintained that the purpose of its tender offer was "not to take control of the business of Lions Gate, but instead in order to increase [its] shareholdings in Lions Gate." *Id.* Ex. (a)(1)(i), at 5.

36. The Icahn Group reversed that position less than a month later. On March 19, 2010, it amended its tender offer, offering to purchase up to all of the shares if the number tendered combined with its existing holdings equaled at least 50.1% of Lionsgate's outstanding

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shares. Form SC TO-T/A (also designated Form SC 13D/A), Ex. (a)(1)(vi), at 5 (Mar. 19, 2010).[1] It also extended the offer to April 30. *Id.* Ex. (a)(1)(vi), at i.

37. In a press release issued the same day, Icahn criticized Lionsgate's management for its apparent desire to "further leverage up the company to purchase a film library." *Id.* Ex. (a)(1)(vi), at 3. He declared his belief that "library values are currently declining due to, in part, weak DVD sales" and that "the best course for Lions Gate is to pursue a strategy aimed more at the consolidation of film and television distributors, as opposed to the acquisition of library assets." *Id.* Consequently, he said, the Icahn Group intended to replace Lionsgate's board of directors and top management if its offer was successful, but he did not say with whom. *Id.*

38. The Icahn Group's filings during and after this period are materially deficient because they failed to disclose that at least as early as February 2009, the Icahn Group planned to appoint Brett Icahn to a leadership role at Lionsgate. In February 2009, Icahn informed Lionsgate that he wanted his son to sit on the company's board. In March 2009, Icahn proposed to Lionsgate that his son at least be appointed as an "observer" of the board. Since then, Icahn has indicated to Lionsgate his desire and intention to give his son significant influence over the company's creative and financial decisions, including critical influence over "greenlighting" decisions — that is, which films and projects Lionsgate will pursue.

D. Seeking to mislead Lionsgate shareholders into tendering their shares, Icahn publicly attacks Lionsgate's merger prospects

39. On March 23, 2010, the Lionsgate board announced that it had unanimously determined that Icahn's offer was inadequate and recommended that shareholders not tender into

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1. On March 19, 2010, the Icahn Group began appending every Schedule TO or amendment thereto that it filed to an independently and contemporaneously filed Schedule 14A. The Icahn Group designated the contents of those Schedule 14A filings as "Soliciting Material Pursuant to §240.14a-12."

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Icahn’s offer. At the time, as Icahn knew, Lionsgate’s board and management were actively pursuing possible merger partners for the company. The day after the board issued its negative recommendation, Icahn began a campaign to induce Lionsgate shareholders to tender their shares to him by falsely and misleadingly telling them that Lionsgate had no viable prospects for a value-enhancing merger and that he would oppose a merger with MGM. In fact, Icahn himself believed that a Lionsgate—MGM merger could be beneficial for Lionsgate shareholders, and so intended to delay a transaction until after he could acquire Lionsgate’s shares cheaply and enjoy the merger’s financial benefIts at the expense of tendering Lionsgate shareholders.

40 First, Icahn sent an open letter to Lionsgate’ s chief executive officer on March

24 mocking the notion that a Lionsgate-MGM merger could be beneficial for shareholders and describing the merger as a “gamble” that would “risk[J the shareholders’ equity:”

Unfortunately, as is often the case, hand-picked boards let self-proclaimed “visionary” CEOs chase their vision indefinitely even when years pass and their vision is clearly a delusion. To make matters worse, I continue to fear (as I have previously expressed) that the current board will allow you to borrow billions to pursue your new “vision” of library consolidation, exhibited by your interest in atqmring MGM and Miramax This is simply another delusion in my opinion, as library values are currently in a secular decline, never to return to cash flows seen during the heyday of DVD sales.

I believe that you are, as you should be, frustrated by the five-year stagnation of Lions Gate But more importantly I am fearful that you have determined to “swing for the fences using excessive debt and risking the shareholders equity The road to bankruptcy is littered with companies whose CEOs — under the banner of “vision” — have been permitted by lax board oversight to gamble their companies into oblivion.

Form SC TO-T/A (also designated Form SC 13D/A), Ex. (a)(5)(iii) (Mar. 24, 2010) (bold emphasis added, underline in original).

41. On April 16, 2010, only a few weeks after Icahn warned other Lionsgate shareholders that the company was on the road to “bankruptcy” and “oblivion” if it pursued a merger with MGM. the Icahn Group raised its tender offer to $7.00 per share. Form SC TO-T/A

(also designated Form SC 13D/A), Ex. (a)(1)(vii), at 1 (Apr. 16, 2010). In a letter to Lionsgate shareholders filed with the SEC the same day, the Icahn Group again lambasted the idea of a Lionsgate-MGM merger, stating, "We do not feel comfortable that existing management is the right team to guide Lions Gate" because "**management's misguided strategy of late appears to have been pinned on the hopes of acquiring MGM** . . . even though film libraries are essentially depreciating assets that have been likened to 'melting ice cubes.'" *Id.* Ex. (a)(5)(vi) (emphasis added).

42. By June, Lionsgate's pursuit of potential merger partners had matured into advanced negotiations with two companies, Studio A and Studio B. (Lionsgate is contractually barred from publicly disclosing their identities.) Icahn was aware of the seriousness of the negotiations and the high probability that, barring any interference, Lionsgate would enter into a transaction with one or the other studio that would yield important benefits to Lionsgate and its shareholders but would also significantly dilute his stake in Lionsgate. These potential transactions threatened Icahn's goal of obtaining control of Lionsgate and his unlawfully undisclosed plan to take control of MGM and cause it to merge with Lionsgate. Icahn therefore took drastic and improper action. In a press release issued June 1, he vowed to challenge any proposed transactions that were "abusive of shareholder rights" and to sue any entity that "tortiously interfere[d]" with the Icahn Group's tender offer by agreeing to merge with Lionsgate. Form SC TO-T/A (also designated Form SC 13D/A), Ex. (a)(5)(xvi) (June 1, 2010). The press release stated, in pertinent part:

> We will challenge any proposed transaction that we perceive to be abusive of shareholder rights or otherwise disadvantageous to Lions Gate, and will seek to hold the directors personally liable for any breach of their fiduciary duty or actions which oppress Lions Gate shareholders or serve simply to entrench themselves. **In addition, we will not hesitate to enforce our rights against any third party that attempts to tortiously interfere with our offer by entering into an inappropriate defensive transaction with Lions Gate.**

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Id. He repeated the threat on June II in an open letter to the Lionsgate board. Form SC TO-T/A (also designated Form SC 13D/A), Ex. (a)(5)(viii) (June 11, 2010).

43. These threats were improper. Icahn and the rest of the Icahn Group knew that the potential transactions were not “abusive of shareholder rights” or “inappropriate[ly] defensive” and that neither could be the basis for a tortious interference suit. To the contrary, the Icahn Group itself had privately concluded that at least one of these transactions would be highly advantageous for Lionsgate and it shareholders. The Icahn Group made its misleading threat in service of its improperly undisclosed strategy — to block Lionsgate’s ability to complete a transaction until the Icahn Group could acquire even more shares of Lionsgate in its tender offer and more MGM debt, and thus enjoy a greater share of the benefits of an eventual merger.

44. On June 14, Icahn issued another misleading statement intended to scare Lionsgate’s shareholders into tendering. He again threatened to sue Lionsgate’s potential merger partners. He also reiterated his opposition to the prospect of a combination of Lionsgate and MGM, saying that market speculation that Lionsgate would acquire MGM’s film library without a shareholder vote gave him “further cause to question the judgment of management.” Form SC TO-T/A (also designated Form SC 13D/A), Ex. (a1(5)(xix) (June 14, 2010).

45. Although Icahn was careful not to publicly identify Studio A or Studio B as the target of his threats, both studios understood that his threats were directed at them. Unwilling to become embroiled in vexatious litigation brought by a plaintiff with bottomless pockets, they both walked away from a deal with Lionsgate at that time.

46. Near the same time that Icahn was derailing Lionsgate’ s attempt to enter into a transaction by threatening the company’s potential merger partners, the Icahn Group came to an arrangement with a large Lionsgate shareholder, Mark Cuban, in which it offered him special consideration in exchange for his agreement to tender his 5.4% block. Cuban is a business associate of Icahn’s In 2008, when Icahn was waging a proxy contest for control of Yahoo’s board, Icahn included Cuban on his dissident proxy slate as a director nominee. Cuban owns or partially owns a wide array of entertainment assets, including film production companies HDNet

Films and 2929 Productions, film distributor Magnolia Pictures, home video distributor Magnolia Home Entertainment, arthouse cinema chain Landmark Theatres, and high-definition cable networks HDNet and HI)Net Movies. Cuban also owns the Dallas Mavericks NBA team.

47. Lionsgate had informed Cuban that a reliable buyer was available and willing to pay more than $7.00 for Cuban’s entire stake. Cuban nevertheless agreed to tender his shares to Icahn for the lower $7.00 per share price. Of his decision to tender, Cuban told CNBC, “I have my reasons [that] I don’t want to get into. But I think it’s the right move for right now and the right move for the long term, for the company and me.” The same day, the Los Angeles Times commented that “[g]iven his media background -. . and his ties to Icahn, Cuban would be a logical candidate for Icahn’s slate of directors” to be nominated for election at the upcoming Lionsgate annual shareholders’ meeting. Ben Fritz & Claudia Eller, Mark Cuban Likely to Tender Lions Gate Shares to Icahn. L.A. Times (June 11, 2010), http://articles.latirnes.coml 201 01jun11 llbusinessfla-fi-ct-lionsgate-20 100611 (last visited Oct. 27, 2010).

48. According to two individuals with knowledge of the arrangement, Cuban tendered his shares after receiving assurances from the Icahn Group that he would receive special consideration, perhaps related to his other business interests, in addition to the $7.00 per share offered to all Lionsgatc shareholders in the tender offer. Although Cuban filed an amended Schedule 13D on June 11 disclosing that he had tendered his shares into the Icahn Group’s offer, neither he nor the Icahn Group have ever disclosed their arrangement.

49. On June 16, 2010, the Icahn Group’s tender offer expired, with approximately

13.2% of Licasgate’s outstanding common shares tendered (including Cuban’s 5.4% stake).

Form SC TO-TIA (also designated Form SC 13DIA), Ex. (a)(1)(xii), at 1 (June 17, 2010). The

Icahn Group accepted the tendered shares for payment, bringing its stake in Lionsgate to approximately 31.8%, and announced a subsequent offering period expiring June 30, 2010. Id.

50. During the subsequent offering period, Icahn continued to publicly criticize a Lionsgate-MGM transaction. On June 25, he commented to Reuters, “Lions Gate’s got its own problems. It’s analogous to a couple not being able to pay the mortgage on their own home.

And instead of working on it, they go out and start negotiations to buy an overpriced mansion, and an overpriced mansion that is rumored to be haunted." Reuters, *Icahn Critical of Possible Lions Gate, MGM Merger* (June 25, 2010), http://www.reuters.com/article/idUSTRE65O5L1201 00625.

51. On June 28, Icahn cautioned that Lionsgate "must stop wasting time trying to acquire another film library. **Tying two one-legged men together does not mean they will run faster — in fact it will slow them down.**" Form SC TO-T/A (also designated Form SC 13D/A), Ex. (a)(5)(xxi), at 1 (June 28, 2010) (emphasis added).

52. Also on June 28, Icahn appeared on the CNBC program *Fast Money*. Asked whether "in theory or in practice" Lionsgate needed his approval to merge with MGM, Icahn responded: "The way the [Canadian regulatory] rules are, in order to do a merger, they need two thirds. As of today, I own 32.6%, right? If I don't want to do that, [they] can't merge. " On the value of a potential Lionsgate-MGM merger, Icahn commented: "I don't understand why everybody is excited. MGM's library is having tremendous problems. They tried to produce movies and failed . . . . [W]hen you tie two one-legged men together and put them in a race, they're not going to race [any faster]." Beth Goldman, *CNBC Transcript: CNBC's "Fast Money" Talks with Legendary Activist Investor, Carl Icahn, Today*, CNBC (June 29, 2010), http://www.cnbc.com/id/37784840/CNBC_BREAKING_NEWS_CNBC_TRANSCRIPT_CNBC_S_FAST_MONEY_TALKS_WITH_LEGENDARY_ACTIVIST_INVESTOR_CARL_ICAHN_TODAY.

53. Thus, by the close of the subsequent offering period, Icahn had repeatedly publicly criticized a Lionsgate-MGM merger as lacking the potential to produce synergies or other financial benefits for Lionsgate shareholders. Icahn's criticisms misled Lionsgate shareholders and the rest of the market into believing that he opposed a merger between Lionsgate and MGM as incapable of producing value. In fact, he did believe that such a merger could be beneficial to Lionsgate shareholders, but intended to stop obstructing a deal only after he acquired additional Lionsgate shares. His statements thus had the effect of making his tender

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offer price seem more attractive than it really was and permitted him to acquire more shares in his offer than he would have had he been forthright about his views and plans regarding a Lionsgate-MGM merger.

54. After the subsequent offering period closed and after the Icahn Group made a further open-market purchase on July 1, 2010, the Icahn Group disclosed that it owned approximately 37.87% of Lionsgate's outstanding shares. Form SC TO-T/A (also designated Form SC 13D/A), Item 5 (July 1, 2010).

55. As Moody's Investors Service noted in a March 16, 2010 press release, a stake this large gave Icahn "effective control" of Lionsgate and "potential veto capability over certain significant transactions and other matters requiring approval by a special resolution of shareholders."

E. Icahn continues to execute his undisclosed plan to engineer a Lionsgate-MGM merger

56. By the end of the offer period, Icahn and the rest of the Icahn Group had successfully misled Lionsgate shareholders and the market into believing that no value-enhancing merger between Lionsgate and another studio was imminent or possible since Icahn appeared to oppose a merger with any realistic partner. But this was false. In fact, the Icahn Group intended to engineer a merger between Lionsgate and MGM, but only after acquiring a significant portion of MGM's distressed debt. (Because MGM was on the verge of bankruptcy, a large position in its debt would give Icahn substantial control and influence over the studio's future.) Then, as a major investor on both sides of the deal, the Icahn Group planned to negotiate a deal to its maximum financial benefit.

57. On July 9, the Icahn Group amended its Schedule 13D to say that, pursuant to a contractual arrangement, it and Lionsgate had "agreed to work together on certain acquisition opportunities beginning on July 9, 2010 and ending on July 19, 2010." Form SC 13D/A, Item 4 (July 9, 2010). But this disclosure was false too. Icahn did not intend to work with Lionsgate on acquisition opportunities during that period. He instead intended to continue to stockpile MGM

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debt and Lionsgate shares in furtherance of his plan to maximize his own benefit in an eventual Lionsgate-MGM transaction that he planned to orchestrate only after he had completed his accumulation.

58. On July 20, the Icahn Group announced in a Schedule TO a second tender offer of $6.50 per share for any and all of Lionsgate's outstanding shares ($0.50 less than his prior offer), expiring on August 25, 2010. Form SC TO-T (also designated Form SC 13D/A), Ex.(a)(1)(i), at 1 (July 20, 2010). In response to the question "WHAT IS THE PURPOSE OF YOUR OFFER?" the Icahn Group stated:

> [I]t is extremely unlikely that the current management and board of directors of Lions Gate will allow shareholders of Lions Gate to make their own determination on the future path of the Company, including decisions to make a major acquisition. The Icahn Group therefore intends to seek to replace all or the lion's share of Lions Gate's board of directors with the Icahn Group's nominees.

Id. Ex.(a)(1)(i), at 7. While the Icahn Group included the boilerplate disclosure that it "reserve[d] the right to engage in discussions with third parties regarding possible future acquisitions" regarding Lionsgate, it did nothing to correct Icahn's prior misleading disclosures that the apparent desire of Lionsgate management to purchase the film library of MGM or another studio gave him "further cause to question the judgment of management" or to otherwise indicate that Icahn now supported the very transaction he had for months sought to impede. *Id.*

59. As has now become clear, one of the Icahn Group's purposes when it launched its second offer was to combine Lionsgate and MGM. The Icahn Group misleadingly omitted this material fact from the Schedule TO because revealing that information would drive up both the cost of the MGM debt Icahn was already buying or intended to buy and would encourage Lionsgate shareholders, once aware of the prospect of a value-enhancing merger, to reject the Icahn Group's $6.50 per share tender offer as inadequate.

60. The Icahn Group failed to cure the misleading statements and omissions in the July 20 Schedule TO when it filed an amended Schedule TO on August 11 announcing that it

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was extending the offering period to October 22. Form SC TO-VA (also designated Form SC 13D/A), Ex.(a)(1)(vi), at 2 (Aug. 11, 2010).

61. On August 31, the Icahn Group announced in another amended Schedule TO that it was raising the tender offer price to $7i0 per share. Form SC TO-T/A (also designated Form SC 13D/A), Ex.(a)(5)(v) (Aug. 31, 2010). In a press release, it explained its decision as follows:

The Icahn Group has determined, in order to protect the large position it now holds that it is necessary to gain control of Lions Gate and remove the current board We have therefore decided to pay a large premium for control of Lions Gat and are hereby increasing the offer price to $7.50 per share.

Id. As in its initial July 20 Schedule TO, the Icahn Group also stated that it “rcservefdJ the rights to engage in discussions with third parties regarding possibJe future acquisitions by Lions Gate” but that “there can be no assurance that these discussions will take place.” Id.

62. These statements, like those in the initial July 20 Schedule TO, were false or materially misleading because they continued to fail to disclose a material fact regarding the purpose of the offer and the reason for the price increase Icahn’s intention to support and promote a merger between Lionsgate and MGM once he acquired sufficient holdings in both Lionsgate stock and MGM debt. These statements were intended to and would have misled a reasoitahie investor into tendering her shares before learning of the true prospects for a Lionsgate merger and the extent of Icahn’s intended support for a merger between Lionsgatc and MGM. In particular, the Icahn Group’s reservation of its “rights to engage in discussions with third parties” regarding a transaction with Lionsgate and its warning that “there can be no assurance” that such discussions will take place misleadingly suggested that the Icahn Group had not recently or was not currently exercising those rights and that it did not plan to lobby MGM creditors in favor of a merger with Lionsgate

63. In fact, the Icahn Group was accelerating its purchases of MGM bonds during the pendency of the tender offer in anticipation of a Lionsgate-MGM merger, but did not disclose this activity to Lionsgate shareholders in its initial July 20 Schedule TO or any amendments thereto. Nor was information regarding the Icahn Group's purchases of MGM debt available to Lionsgate shareholders in public filings related to MGM. Because MGM's debt is privately traded, the Icahn Group and other MGM creditors are not required to report the size of their holdings or trading activity in MGM debt to the SEC as a matter of course.

F. Icahn's plan to merge Lionsgate and MGM begins to come to light

64. On September 8, 2010, the *Los Angeles Times* reported that Gary Barber and Roger Birnbaum, the founders of Spyglass Entertainment, a film and television production company, had signed a non-binding letter of intent to manage MGM as co-chairmen and co-chief executives. Under the terms of the prospective deal, which required the approval of MGM's creditors, MGM would have to file and emerge from a "pre-packaged" bankruptcy before Barber and Birnbaum could assume control. *See* Claudia Eller & Ben Fritz, *Spyglass Signs MGM Letter of Intent, Courting Ken Schapiro to Become COO, Sources Say*, L.A. Times (Sept. 8, 2010), http://latimesblogs.latimes.com/entertainmentnewsbuzz/2010/09/spyglass-courting-qualia-capital-partner-ken-schapiro-as-mgm-coo.html (last visited Oct. 27, 2010).

65. If MGM entered into a binding agreement with Barber and Birnbaum, the potential Lionsgate-MGM deal that Icahn secretly sought would become much more unlikely. Icahn knew this. He was thus forced to expedite his plans. Still covertly collecting MGM debt, Icahn began to aggressively lobby MGM creditors for a Lionsgate-MGM merger. By the end of September, Icahn held nearly $400 million, or 10%, of MGM's $4 billion in outstanding debt. Yet the Icahn Group still did not disclose to Lionsgate shareholders its growing financial interest in MGM or that Icahn was actively promoting a merger with MGM — which he had previously publicly derided as "misguided."

66. As the *Los Angeles Times* reported on September 30, 2010:

> Only three months ago, activist shareholder Carl Icahn frowned upon a potential merger between Lions Gate Entertainment and financially hobbled Metro-Goldwyn-

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Mayer Inc. In fact, he likened Lions Gate management’s desire to combine with MGM to “a couple not being able to pay their mortgage on a little house and starting to negotiate on a big, overpriced mansion that’s rumored to be haunted.”

But since August, Icahn, the largest shareholder in Lions Gate with about 33%, has been quietly buying up MGM debt. More recently he has been aggressively promoting the idea of a merger with Lions Gate, according to people briefed on the matter who spoke on condition of anonymity because they were not authonzed to discuss it pubiicly.

Those people said Icahn has spoken to some MGM debt holders, who control the cash-strapped studio’s future, about the advantages of a merger with Lions Gate in hopes that it would upset a pendmg deal with the founders of Spyglass Entertainment.

Claudia Eller & Ben Fritz, Carl Icahn, Once Opposed, Now Favors a Lions Gate-M’GM Merger, LA. Times (Sept. 30, 2010), http:ilatimesblogsJlatinies.comlentertainrnentnewsbuzzl20 10/09/ carl-icahn-now-favors-a-iions-gate-rngm-merger.html (last visited Oct. 27, 2010) (emphasis added).

67. The Wall Street Journal published a similar report the next day:

Billionaire investor Carl Icahn bought a significant chunk of Metro-Goidwyn-Mayer Inc s debt and is pushing the beleaguered film studio to merge with rival Lions Gate Entertainment Corp., said people familiar with the matler

Mr. Icahn told people close to MGM earlier this week he holds somewhere between $400 million and $500 million of MGM s debt outstanding and is continuing to build his position in the studio, they said The purchases give Mr Icahn about 10% of MGM’s outstanding debt.

In discussions with some MGM creditors earlier this week, Mr. Icahn said be believes MGM and Lions Gate could benefit from synergies, the people said.

Mike Spector & Lauren F. Schuker, Icahn Buys MGM Studios’ Debt, Presses for a Lions Gate Merger, Wall St. J. (Oct. 1, 2010), http://onlinewsj.com/article/SB100014240527487044830045 755243015 19918116.htntl (last visited Oct. 27,2010) (emphasis added).

68. By mid-October, the Icahn Group was reported to have acquired about 12% of MGM’s $4 billion in debt. Still Icahn did not correct or update his disclosures, which continued to indicate to investors that he believed a Lionsgate-MGM deal would be like “tying two one- legged men together.” Moreover, under MGM’s Credit Agreement, substantial bondholders such as Icahn are contractually entitled to access the books and records of MGM and to discuss the business, operations, properties and financial condition of MGM with its officers and employees. By virtue of these access rights, Icahn is privy to information about the prospective benefits and synergies that could be achieved in a Lionsgate-MGM merger that are not available to other Lionsgatc shareholders.

69. On October 7, MOM announced that it had submitted a proposed reorganization plan to its creditors, under which MGM would file a “pre-packaged bankruptcy” and then merge with Spyglass Entertainment. MGM’s creditors would own 95.3% of the reorganized studio and Spyglass’s owners the remaining 4.7%. MGM’s creditors were required to vote on the plan by October 22. if they rejected it in favor of another bidder, however, MOM would be required to pay Spyglass a break-up fee of between $4 and $5 million.

70. With this deadline looming, Icahn was forced to intensify his efforts to upset the pending Spyglass deal. Lionsgate’s management had long believed a merger with MGM to be a highly beneficial proposition for Lionsgate’ s shareholders. With Icahn now appearing to support the deal (or at least not necessarily to oppose it), Lionsgate submitted a merger proposal to MOM on October 12.

71. The same day, Icahn issued a press release, filed with the SEC as a proxy solicitation, in which he stated:

We are holders of significant positions in both Lions Gate stock and MGM debt Today Lions Gate has made a proposal to combine these two companies. We believe that this combination of Lions Gate and MGM would enhance value for all constituencies and we believe this proposal as submitted is far better for MOM holders than the current proposal to combine MOM with Spyglass In addition we also believe that such a combination transaction would enhance the value of Lions Gate shares. . . Our support for this combination is conditioned on the combined company having satisfactory corporate governance provisions

Form SC TO-T/A (also designated Form SC 13D/A), Ex.(a)(5)(vi) (Oct. 12, 2010).

72. According to press reports, the “satisfactory” corporate governance provisions to which Icahn referred included two seats for his representatives on the merged company’s board.

73. Following Lionsgate’s bid and a request from at least one MGM bondholder for a delay of the October 22, 2010 deadline for voting on the Spyglass deal, the MGM board extended the deadline to October 29, 2010.

74. On October 21, Icahn offered the holders of MGM senior secured loans the right to sell him the loans (commonly called a “put”) for $0.45 per $1.00 in principal amount (face value) in exchange for committing to vote against the Spyglass deal and granting him a proxy to exercise voting rights associated with the loans. Under the terms of the offer, the puts may be exercised by participating lenders beginning on October 29, 2010 for one year or until two weeks after the date MGM exits bankruptcy, whichever comes first. The offer is conditioned on the participation of lenders holding at least $963 million in principal amount of the loans — or about 24% of MGM’s $4 billion in. outstanding debt. Icahn may, however, sell puts on loans with a face value in excess of that amount if he wishes, but is not obligated to do so. The offer expires on October 29, 2010, the same day as the deadline for MGM creditors to vote on whether to approve the Spyglass deaL

75. In the press release announcing the put offer, Icahn stated:

I URGE ALL SENIOR LENDERS TO VOTE AGAINST THE SPYGLASS PLAN, even if they do not wish to accept our offer. A “No” vote will force an open and transparent process to allow all lenders the full and fair opportunity to evaluate all information and obtain complete unbiased analysis regarding all offers and opportunities that may be available for MGM. It is interesting to note that Lionsgate has made an offer but their request to put it out publicly has been refused. It has also come to my attention that at least one other offer has been made which has not been made public by MGM or the MGM creditors committee. It is my intention to bring all of these offers to light. WE SHOULD NOT ALLOW OURSELVES TO BE RAILROADED INTO THE SPYGLASS PLAN.

76. On October 22, the day Icahn's second tender offer was set to expire, Icahn extended it on the same terms until November 1. Form SC TO-T/A (also designated Form SC 13D/A), Ex.(a)(1)(viii) (Oct. 22, 2010).

77. On October 26, the Icahn Group announced a tender offer for MGM senior secured loans at a price of $0.53 per $1.00 in principal amount. Like the put offer, the tender offer expires on October 29, the deadline for MGM creditors to vote on whether to approve the Spyglass deal. The offer is conditioned on the tendering of loans of a sufficient principal amount that, when added to the loans the Icahn Group already owns, the total will constitute approximately 51% of MGM's outstanding senior secured debt. In other words, the offer is conditioned on the tendering of enough loans to give the Icahn Group majority control of MGM, although the Icahn Group has reserved its right to waive the condition.

78. On October 27, the Icahn Group announced that it was offering to buy MGM senior secured loans outside of its put and tender offers at a price if $0.50 per $1.00 in principal amount. The only condition is that the selling creditor be a record loan holder and agree to vote against the Spyglass deal.

79. The MGM loan tender offer reveals the full extent of Icahn's commitment to a Lionsgate-MGM merger — and thus the full extent of how misleading his disclosures criticizing, attacking, and dismissing a potential merger between the two studios have been.

G. Lionsgate shareholders will be irreparably harmed if injunctive relief is not granted

80. Icahn has thus been misleading the investing public about his intentions for months. At the same time Icahn was calling an MGM deal the "road to oblivion" for Lionsgate, he was secretly amassing a large MGM position to maximize his ability to profit from an eventual Lionsgate-MGM merger. Icahn has yet to fully disclose his MGM strategy.

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81. Lionsgate shareholders considering Icahn’s tender offer are entitled to know the extent of the Icahn Group’s MGM debtholdings and the history of its trading activity in MGM debt. This information is material because the size and history of Icahn’ s MGM debtholdings are indicators of the strength of his belief in the profitability of a combined Lionsgate-MGM studio. Because a decision to tender is fundamentally based on a comparison of the offered price with an estimation of the future value of the target company, Lionsgate shareholders are entitled to a curative disclosure that corrects Icahn’s deliberately misleading suggestions that Lionsgate’s value should be assessed as that of an independent company, rather than as part of a merged entity.

82. Lionsgate shareholders considering Icahn’s proxy slate are also entitled to know the extent of the Icahn Group’s MGM debtholdings and the history of its trading activity in MGM debt. Because shareholders seek to elect directors who will maximize a company’s financial value for all shareholders, Lionsgate shareholders are entitled to know all material facts bearing on Icahn’ s conflict of interest as both an MGM debtholder and a Lionsgate sharcholder Lionsgate shareholders are entitled to know Icahn’s precise negotiating stance on the Lionsgate MGM merger and whether it favors MGM bondholders over Lionsgate shareholders in any way.

83. All Lionsgate shareholders are thus entitled to know Icahn’s plans for a potential MGM transaction, his true intentions as to MGM, his course of dealing with MGM and its creditors, what governance provisions he views as “satisfactory,” and whether he will permit Lionsgate to enter into an MGM transaction if he is unable to procure for himself the governance arrangements he desires (whether by virtue of his MGM or his Lionsgate positions). Information bearing on the likelihood of a potential Lionsgate-MGM transaction and its likely terms is clearly material to Lionsgate shareholders — indeed, information bearing on possible extraordinary transactions is aniong the most important to any reasonable investor. A shareholder considering whether to tender shares to the Icahn Group needs this information to make an informed choice. A shareholder considering whether to vote for an Icahn slate needs this information to cast an informed vote. Icahn has withheld material information relevant to these questions and he is required to disclose it.

84. Lionsgate shareholders are also entitled to know Icahns plans for Lionsgate in the event he succeeds in taking control, including the potential role for Brett Icahn. Icahn’ s vision for the extent of Brett’s influence and authority at Lionsgate is material to Lionsgate investors, as has been acknowledged in the financial press. For example, a July 10, 2010 Wall Street Journal article titled “Icahn’ s Son Rises in Lions Gate Talks,” reported the observation of Nell Minow, a leading corporate governance expert, that “the nomination of the younger Mr. Icahn to Lions Gate’s board could irk shareholders at a time when corporate directors are receiving heightened scrutiny.” The article then quoted her as saying, “There’s no leeway for wasting a board seat anymore. Anybody who wants to appeal to shareholders has to find candidates that are immediately credible.” Nat Worden, Icahn ‘s Son Rises in Lions Gate Talks, Wall St. J. (July 10,2010), http://online.wsj.comlarticle/SB100014240 52748704075604575356943461 565832.html (last visited Oct. 27, 2010).

85. Finally, Lionsgate shareholders, whether considering if they should tender or if they should vote for Icahn’ s proxy slate, are entitled to know the material details of his arrangement with Mark Cuban. Under the regulations, the Icahn Group is required to disclose any special stock purchase arrangements. in addition, the Icahn Group’s violation of the tender offer regulations by offering special consideration to a large shareholder is precisely the kind of misconduct that ordinary Lionsgate shareholders would consider important when deciding whether to support Icahn in the upcoming proxy contest.

86. The Icahn Group is obligated to correct the material misstatements in and omissions from its Schedule 1 3D, Schedule TO, and proxy solicitation filings so that Lionsgate shareholders have a full and accurate understanding of the Icahn Group’s actions and intentions as soon as possible. Absent such a correction and appropriate interim reliet Lionsgate and its shareholders will be irreparably harmed.

CLAIM I

(Violation of Section 13(d) of the ‘34 Act and SEC Rules promulgated thereunder against all defendants except Brett Icahn)

87. The allegations of paragraphs I through 86 are repeated as if fully set forth herein.

88. The Schedule 13D filed by the Icahn Group on October 20, 2008 and amendments thereto are materially false and misleading in that, as described in more detail above, they misstate or omit material information that must be disclosed.

89. Among other things, the Icahn Group was required to “describe any plans. which the reporting person may have which relate to or would result in. .—b) An extraordinary corporate transaction, such as a merger. . . involving the issuer.” 17 C.F.R. § 240.13d.-1; 17 C.F.R § 240.13d-iOl (Schedule 13D, Item 4) The Icahn Group violated this obligation by failing to disclose all of its plans relating to a Lionsgate—MGM merger.

90. The Icahn Group was also required to “[djescribe any plans. . which the reporting persons may have which relate to or would result hr d) Any change in the present board of directors or management of the issuer.” 17 C.F.R. § 240.13d-1; 17 C.F.R. § 240.13d- 101 (Schedule 13D, Item 4) The Icahn Group violated this obligation by failing to disclose all of its plans relating to any change in the board of directors or management of Lionsgate, including any plans to install Brett lcahn or any other specific person as a director, executive, or manager of Lionsgate.

91. The Icahn Group was also required to “[d]escribe any contracts, arrangements, understandings or relationships (legal or otherwise) among the persons named in Item 2 [i.e., the Icahn Groupi and between such persons and any person with respect to any securities of the issuer, including but not limited to the transfer of.—. any of the securities “ 17 C.F.R.

§ 240.13d-l; 17 C.F.R. § 24OA3d-101 (Schedule 13D, Item 6). The Icahn Group violated this obligation by failing to disclose any contracts, arrangements, understandings, or relationships it had regarding Lionsgate securities held by Cuban.

CLAIM II

(Violation of Sections 14(d) and 14(e) of the ‘34 Act

and SEC Rules promulgated thereunder

against all defendants except Brett Icahn)

92. The allegations of paragraphs I through 91 are repeated as if fully set forth herein.

93 The Icahn Group’s tender offers for Lionsgatc shares constitute tender offers regulated by Section 14 of the ‘34 Act.

94. The Schedules TO filed by the Icahn Group on March 1, 2010 and July 20,

2010 and amendments thereto are materially false and misleading in that, as described in more detail above, they misstate or omit material information that must be disclosed.

95. In its tender offer material and filings, the Icahn Group was required to, among other things, “Fdlescribe any plans—. . that relate to or would result in:—. . (1) Any extraordinary transaction, such as a merger. . . involving the subject company.” 17 C.F.R. § 240.14d-6(d); 17 C.F.R. § 240.14d-100 (Schedule TO); 17 C.KR § 229.1006(c) (Item

1006(c) of Regulation M-A) The Icahn Group violated this obligation by failing to disclose all of its plans relating to a LionsgateMGM merger.

96. The Icahn Group was also required to “[describe any plans. . that relate to or would result in: . . (4) Any change in the present board of directors or management of the subject company.” 17 CF.R. § 240. 14d-6(d); 17 C.F.R. § 240.l4d-100 (Schedule TO); 17 C.F.R. § 229.1006(c) (Item 1006(c) of Regulation M-A). The Icahn Group violated this obligation by failing to disclose all of its plans relating to any change in the board of directors or management of Lionsgate, including any plans to install Brett Icahn or any other specific person as a director, executive, or manager of Lionsgate.

97. The Icahn Group was also required to “[djescribe any plans . .—that relate to or would result in: . . . (9) The acquisition by any person of additional securities of the subject company, or the disposition of securities of the subject company.” 17 C.F.R. § 240 14d—6(d); 17

C.FR. § 240.1 4d- 100 (Schedule TO); 17 C.F.R § 229.1006(c) (Item 1006(c) of Regulation M

A). The Icahn Group violated this obligation by failing to disclose any plans relating to the acquisition or disposition of Cuban’s Lionsgate shares.

98. The Icahn Group has further violated Sections 14(d) and (e) and the SEC rules and regulations thereunder by engaging in a campaign of filing Schedules TO and amendments thereto containing materially false and misleading statements, as identified and described above.

CLAIM III

(Violation of Section 14(d)(7) of the ‘34 Act

and SEC Rule 14d-lO promulgated thereunder

against all defendants except Brett Icahn)

99. The allegations of paragraphs 1 through 98 are repeated as if fully set forth herein.

100. Under Rule 14d-10(a), promulgated pursuant to ‘34 Act § l4(d)i7), 15 U.s.c. § 78n(d)(7), the Icahn Group was not permitted to make a tender offer unless: “(1) The tender offer is open to all security holders of the class of securities subject to the tender offer; and (2) The consideration paid to any security holder for securities tendered in the tender offer is the highest consideration paid to any other security holder for securities tendered in the tender offer.” 17 C.F.R. § 240.14d-J0(a. Rule 14d-10(a)(2), known as the “Best-Price Rule,” is designed to ensure that all holders of the same security are offered the same consideration in a tender offer and to prohibit tender offers in which larger or more influential shareholders are paid a premium for their shares.

101. As set forth above, on or about June 11, 2010, Mark Cuban tendered his substantial block of Lionsgate shares into the Icahn Group’s offer, ostensibly for the $7.00 per share price offered to other Lionsgate shareholders. To induce Cuban to tender his shares, however, the Icahn Group agreed to provide Cuban further consideration in addition to and different than the $7.00 per share price available to other Lionsgate shareholders but did not agree to provide any additional consideration to other tendering Lionsgate shareholders. The Icahn Group violated ‘34 Act § 14(d)(7) and the “Best-Price Rule” set forth in Rule. 14d-10(a)(2)

thereunder by entering into this understanding with Cuban.

-27.

CLAIM IV

(Violation of Section 14(a) of the ‘34 Act

and SEC Rule 14a-9 promulgated thereunder

against all defendants)

102. The allegations of paragraphs I through 101 are repeated as if fully set forth herein.

103. SEC Rule 14a-9, promulgated under ‘34 Act § 14(a), prohibits the solicitation of proxies “by means of any proxy statement, form of proxy, notice of meeting or other communication, written or oral, containing any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which Omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.” 17 C.F.R. § 240.14a-9(a).

104. The Icahn Group is currently soliciting proxies in favor of its director nominees (although it has not yet proposed specific candidates) to the Lionsgate board at the next annual meeting of Lionsgate shareholders, expected to occur in December. Accordingly, the Icahn Group has already begun filing proxy solicitation materials with the SEC under Schedule l4A.

105. The proxy solicitation materials filed by the Icahn Group are materially false or misleading because, as identified and described above, they misstate or omit material information relating to its plans, proposals, and position regarding a potential merger between Lionsgate and MGM and are insufficient to permit ordinary Lionsgate shareholders to assess the extent to which the Icahn Group’s interests as a major MGM bondholders are materially adverse to their own.

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CLAIM V

(Tortious interference with

prospective business relations

against all defendants)

106. The allegations of paragraphs I through 105 are repeated as if fully set forth herein.

I 07 Lionsgate was in advanced negotiations with Studio A and Studio B regarding transformative strategic traiisactions. Absent the Icahn Group’s intentional interference, it is very likely that Lionsgate would have consummated a transaction with Studio A or Studio B.

108. The Icahn Group had actual knowledge of Lionsgate’s prospective transactions with Studio A and Studio B, but intentionally took steps designed to interfere with those transactions and disrupt them.

109. As described above, the Icahn Group engaged in improper and wrongful conduct designed to interfere with and disrupt Lionsgate’s prospective transactions with Studio A and Studio B. Among other things, the Icahn Group systematically, willfully and intentionally used the threat of baseless litigation to interfere with the transactions.

110. In addition, the Icahn Group’s interference with Lionsgat&s prospective transactions with Studio A and Studio B was wrongful for the further reason that the Icahn Group engaged in such conduct in connection with its violations of the ‘34 Act and in furtherance of its improperly undisclosed scheme to cause an MGM-Lionsgate merger.

Ill. Lionsgate has been injured as a direct and proximate result of the Icahn Group’s improper interference. As a result of the Icahn Group’s unlawful conduct, the Icahn Group has delayed, diminished, or destroyed Lionsgate’s ability to reap the benefits of transactions with Studio A or Studio B. The injury includes having adversely affected the chances that Lionsgate will be able to enter into transactions with Studio A and Studio B and making the negotiation and consummation of any such transaction more expensive, burdensome and difficult. If Lionsgate is ultimately unable to enter into a transaction with Studio A or Studio B, the Icahn Group will have injured Lionsgate by depriving it of the irreplaceable opportunity to enter into beneficial transactions regarding unique entertainment assets, causing it and its ordinary shareholders to suffer millions of dollars in damages.

WHEREFORE. Lionsgate respectfully requests that this Court enter judgment:

(a) declaring that the Icahn Group has violated Sections 13(d), 14(a), 14(d), and 14(c) of the ‘34 Act, and ordering that the Icahn Group, its officers, agents, servants, employees, affiliates, attorneys, and persons or entities in active concert or participation with it:

(i) publicly correct their material misstatements and omissions relating to Lionsgate securities, including by filing with the SEC complete and accurate disclosures required by Sections 13(d), 14(a), 14(d), and 14(e) of the ‘34 Act;

(ii) offer to rescind the purchases of all Lionsgate shares they acquired after the Icahn Group commenced its first tender offer for Lionsgate shares on March 1, 2010 up until the time that they have filed with the SEC complete and accurate disclosures required by Sections 13(d), 14(a), 14(d), and 14(e) of the ‘34 Act and the market has had enough time to absorb the new information; and offer to shareholders who wish to accept the offer to rescind a proxy to vote the shares they tendered if the tender purchases are not rescinded before the record date for the 2010 Lionsgate annual shareholders’ meeting;

(iii) are enjoined from purchasing or making any arrangement to purchase any Lionsgate securities until they have filed with the SEC complete and accurate disclosures required by Sections 13(d), 14(a), 14(d), and 14(e) of the ‘34 Act and the market has had enough time to absorb the new information;

(iv) offer to all persons who tendered Lionsgate shares into the tender offer that closed on June 30 consideration equivalent in value to the consideration received by Cuban;

(v) are enjoined from voting any of the Lionsgate shares Cuban tendered to the Icahn Group until they offer to all Lionsgate shareholders the opportunity to tender for consideration equal to that promised to Cuban in exchange for his agreement to tender his Uonsgate shares;

(Vi) are enjoined from making any additional material

misstatements or omissions in connection with Lionsgate securities;

(b) awarding damages caused by the Icahn Group’s tortious interference with Lionsgate’s prospective transactions with Studio A and Studio B, and enjoining the icahn Group, its officers, agents, servants, employees, affiliates, attorneys, and persons or entities in active concert or participation with it from threatening litigation against Studio A, Studio B, or any other third party who seeks to enter into a transaction with Lionsgate; and

(c) granting any other relief the Court deems proper.

Lionsgate demands a trial by jury on all claims so triable.

October 28, 2010

New York, New York

WACHTELL, LIPTON, ROSEN & KATZ

By:

William Savitt (WS5236)

Garrett B. Morit.z (GM—1648)

51 West 52nd Street

New York, New York 10019

(212) 403-1000

Attorneys for PIaint/f Lions Gate

Entertainment Corp.